ITEM 77C: Submission of matters to a vote of
security holders
A Special Meeting of Shareholders of the SEI
Institutional International
Trust (the Trust) was held on March 14, 2016 for
the purpose of considering
the proposal to elect, as a slate of nominees,
each of the current Trustees
and one new Trustee to the Board of Trustees of
the Trust. The proposal was
approved with the following voting results:
Trustee
Shares Voted
Robert A. Nesher
For
323,177,985.998
Withheld
11,044,927.645
William M. Doran
For
323,024,942.163
Withheld
11,197,971.480
George J. Sullivan, JR.
For
323,096,139.758
Withheld
11,126,773.885
Nina Lesavoy
For
323,262,205.837
Withheld
10,960,707.806
James M. Williams
For
323,146,095.237
Withheld
11,076,818.406
Mitchell A. Johnson
For
323,108,533.129
Withheld
11,114,380.514
Hubert L. Harris, JR.
For
323,070,850.003
Withheld
11,152,063.640
Susan C. Cote
For
323,245,529.226
Withheld
10,977,384.417